Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated March 14, 2005 (except for Note J, as to which the date is April 28, 2005 and except for the restatement discussed in Note A-2, as to which the date is June 22, 2005), accompanying the consolidated financial statements and schedule, and our report dated March 14, 2005 (except for the ninth paragraph of Management’s Report on Internal Control Over Financial Reporting (as restated), as to which the date is June 22, 2005) accompanying management’s assessment (as restated) of the effectiveness of internal control over financial reporting. Both reports are included in the annual report of The Sportsman’s Guide, Inc. and subsidiaries on Form 10-K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The Sportsman’s Guide, Inc. on Forms S-8 (File No. 333-26311, effective May 1, 1997; File No. 333-26313, effective May 1, 1997; File No. 333-26315, effective May 1, 1997; File No. 333-26317, effective May 1,1997; File No. 333-39765, effective November 7, 1997; File No. 333-80869, effective June 17, 1999; and File No. 333-118296, effective August 17, 2004).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
June 22, 2005